Exhibit 10.6

2010 SHORT TERM INCENTIVE PLAN (STIP)

People’s United Bank is committed to offering compensation programs that reinforce what is at the core of our compensation philosophy—to attract, retain and reward talented employees.

Variable pay or incentive plans are part of the total compensation package at People’s United. Every member of the People’s United team plays an important role in our success. As a result, all employees are eligible for a market-based variable pay opportunity under our compensation programs. These incentive plans are designed to strengthen the link between pay and performance while ensuring People’s United remains competitive in its employment markets.

What is STIP?

The People’s United Bank Short Term Incentive Plan, STIP, is a variable pay plan that is designed to promote pay for performance and reward eligible employees for achievement of Company-wide, division, and individual performance on a short term, or annual basis.

Who is eligible to participate in STIP?

All level 45 and above employees that are not eligible for any Subsidiary, Division or Sales Incentive Plan. These employees are typically in support (non-sales and non-branch) positions.

How does STIP work?

The Short Term Incentive Plan is based on two components:

•

Company Performance: The pool for the Plan is funded based on the Company’s achievement of financial results as determined by the Board of Directors. The funding of the plan will be adjusted up, down or remain at 100% based on the Company’s results.

•	Individual Performance: Individual employee STIP targets are target payout amounts which are expressed as a percentage of the participant’s base salary for the plan year. There are a range of targets

How does STIP work? (continued)

based on level. STIP targets are determined at the start of each performance year and an employee’s target can vary from one performance year to the next.

Managers and employees set annual business and competency priorities for each STIP participant at the beginning of the plan year and document them on the Performance and Development Form. Annual business priorities should support the Company’s and the employee’s division’s strategic business objectives for that year. Competency priorities set for the plan year should represent the behaviors and skills the employee must demonstrate in order to attain successful achievement of the business priorities.

Who sets the performance measures and determines if the Company met those measures?

The Compensation Nominating and Governance Committee, ‘CNGC’, establishes one or more prospective Company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses. Performance targets can vary by Division. Actual Company performance is evaluated against the target performance measures after the close of the year to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses. If the Company-wide and division performance measures do not meet minimal performance

Who sets the performance measures and determines if the Company met those measures? (continued)

thresholds then it is possible for there to be no funding for any STIP payout. Conversely, the amount available for the payment of STIP awards is capped, currently at 150%, once the Company’s performance exceeds a specified level compared to the performance measure. If actual performance falls below the targeted level but is at least 70% of the targeted level, STIP Bonuses may be paid on a reduced basis. The performance measures, minimum performance level, and cap level are determined by the CNGC on an annual basis.

The CNGC approves the final Company-wide and division results in early January, which determines the overall funding of the STIP.

Plan Effective 1/1/2010

Exhibit 10.6

These funding decisions establish the overall pool for payouts. The overall STIP payout Company-wide can not exceed this funding amount.

How is my STIP bonus calculated and when does it get paid?

Your incentive award will be determined by your manager based on your Overall Performance Rating (i.e. your annual business and competency priorities as well as how you performed the responsibilities of your overall job function) for the year and in consideration of overall Company performance.

The minimum level of overall individual performance that any participant must achieve to receive a payout is 2.0 (Mostly Met Expectations). The maximum payout that any individual can receive under the STIP is 200% of target.

Incentive awards will be pro-rated based on the number of months in a STIP eligible position during the plan year. Reasons for a pro-rated incentive award include:

•	New hires or newly eligible are prorated based on the hire or promotion/job change date. If the hire/promotion date is the 15th of the month or earlier, the employee will

How is my STIP bonus calculated and when does it get paid? (continued)

begin eligibility in the month of hire/promotion; if the hire/promotion date is the 16th of the month or later, eligibility begins the next month. If the new hire joins anytime on or after September 16th, they must wait until the next performance year to be eligible for a STIP award.

•

Normal retirement, early retirement, death/disability and involuntary termination without cause unless otherwise stated in a formal agreement are prorated based on the date of the of the event. If the termination date is before the 15th of the month, the termination month will not be included in the proration calculation. If the termination date is after the 15th of the month, the termination month will be included in the proration calculation. In these termination cases the prorated STIP award is paid out in the next payroll following the termination date.

•

Leave of Absences (LOA) during the plan year are prorated based on the length of the LOA. If the LOA is less than 90 consecutive days, no pro-ration is made to the incentive award. If the LOA is over 90 consecutive days, the incentive award is pro-rated to reflect the time on leave in excess of 90 days.

The STIP payout calculation for all employees is as follows:

Base salary x STIP target x proration factor (if applicable)/12 x individual performance factor = STIP payout

The payouts are approved at the CNGC/Board of Directors meeting in late January following the close of the plan year. STIP bonus payments are made in February.

Who can I contact if I have questions?

If you have any questions regarding the Short Term Incentive Plan, please speak with your manager or HR Manager.

Plan Effective 1/1/2010